ROYAL ENERGY RESOURCES FUNDS INITIAL $2,500,000 OFFERING;

RAISES TOTAL OFFERING TO $7,500,000

Charleston, South Carolina, August 6, 2015 /PRNewswire/ — Royal Energy Resources, Inc. (OTC Markets: ROYE) today announced it has over-subscribed its initial round of financing, in the original amount of $2,500,000, and increases Offering amount to $7,500,000.

In order to fund recently acquired operations and contemplated acquisitions, the Company recently opened two private Offerings, in the amounts of $2,500,000 and $30,000,000.

On June 8, 2015, the Company offered 1,000,000 shares of common stock at $2.50 per share, for aggregate proceeds of $2,500,000, representing approximately 8.9% of the issued and outstanding Common Stock of the Company, on a fully diluted basis.

On June 9, 2015, the Company initiated an offering for the issuance of $30,000,000 in convertible notes, at 6.75% interest, with conversion rights at $15.00 per share, representing approximately 14% of the issued and outstanding Common Stock of the Company, on a fully diluted basis, assuming all notes are converted.

On July 31, 2015, the Company received subscriptions in excess of its initial Offering of $2,500,000. As a result, the Company has decided to increase the total amount of the Offering to $7,500,000. The increase will result in the issuance of an additional 17.8% of the issued and outstanding Common Stock of the Company. At the same time, the Company has decreased the number of convertible notes that is offering by an equal amount, now at $25,000,000.

Ronald Phillips, President of the Company, commented: “We are extremely grateful for the confidence of our stakeholders in light of the current economic climate and the industry segment we are expanding in. We believe our business model is sound, our existing and proposed acquisitions are well calculated, providing us with an opportunity set of extremely high quality, low-priced investment opportunities, all of which we believe can be operated profitably at today’s depressed energy prices.”

The Company’s private Offerings are made exclusively to “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and will not be registered under the Securities Act or applicable state securities laws by virtue of the “private placement” exemption set forth in Rule 506 of Regulation D and Section 4(2) of the Securities Act.

The Company is committed to continue to report its progress as its business and operations develop, via additional press releases; by visiting its website at www.royalenergy.us; and by searching “Royal Energy Resources” or using the following the social media links: Twitter: https://twitter.com/RoyalEnergyUS, Facebook: https://www.facebook.com/royalenergyresources?ref=aymt_homepage_panel, and Instagram: https://instagram.com/royalenergyresources/. The above release should be read in conjunction with past Press Releases, and submissions of the Company filed with the Securities and Exchange Commission, on Form 8-K or otherwise, and can be obtained online at www.sec.gov.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to matters such as prospects, anticipated operating and financial performance. Actual prospects and performance may differ from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company. These and other risks are described in the Company’s reports filed with the United States Securities and Exchange Commission. These forward-looking statements are made only as of the date of this communication and Royal Energy Resources, Inc. undertakes no obligation to update or revise these forward-looking statements.